Exhibit Index

     Exhibit No.			    Description
	99.1	        99.1 Asure Software Press Release Dated August, 31 2009


    Red Oak Partners, Pinnacle Fund, and Asure Software Announce Results of
       Election of New Board of Directors and Dismissal of Federal Suit

Austin, Texas, August 31, 2009. Asure Software (NASDAQ: ASUR), a leading provider of workforce management software, Red Oak Partners, LLC, and Pinnacle Fund LLLP announced today that Pat Goepel, Bob Graham, Jeff Vogel, Adrian Pertierra, and David Sandberg were elected at Asure's 2009 Annual Meeting of Stockholders, held on Friday, August 28, to serve as the Company's board of directors. According to the certified election results, each of Pinnacle's nominees received between 57% to 67% of votes cast vs. between 27% to 29% for each of the prior Board's nominees, with a quorum representing approximately 62% of the total voting shares outstanding.

"We are grateful for the overwhelming support shown for our slate of Directors and intend to improve both corporate governance and transparency in the near-term," stated David Sandberg, Managing Partner of Red Oak Partners and newly elected Chairman of Asure's Board of Directors. "The new Board is highly vested and intent on both rationalizing public company expenses (starting with my Director fees, which will be $1/year) and working with Asure's employees to grow and unlock the value of the business."

"I look forward to working with the new Board of Directors and to the opportunities that lie ahead for the Company," said Nancy L. Harris, President and Chief Executive Officer at Asure.

In other business at Asure's annual meeting, stockholders voted not to ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2009, by a margin of 58% of votes cast opposing vs. 42% in favor.

Additionally, Asure dismissed all claims of the Federal Lawsuit against eighteen of its shareholders. Stated David Sandberg, "After three failed attempts by the prior Board to seek expedited discovery followed by the Federal Court denying their request for a preliminary injunction, we agree with the courts and are glad to put this suit to rest so that we may focus our efforts on increasing shareholder value."


About Asure Software

Headquartered in Austin, Texas, Asure Software (ASUR), (a d/b/a of Forgent Networks, Inc.), empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a comprehensive suite of on-demand workforce management software and services. Asure's market-leading suite includes products that optimize workforce time and attendance tracking, benefits enrollment and tracking, pay stubs and W2 documentation, expense management, and meeting and event management. With additional offices in Warwick, Rhode Island, Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world. For more information, please visit www.asuresoftware.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. Such risks and uncertainties, which include those associated with continued listing of the Company's securities on the NASDAQ Capital Market, could cause actual results to differ from those contained in the forward-looking statements.


For further information contact:

Lisa Flynn, Asure Software: (512) 437-2678
David Sandberg, Red Oak Partners, LLC: (212) 614-8952